SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
----------------

SCHEDULE 13G Amendment No. 5
(Rule 13d-101)

Under the Securities Exchange Act of 1934

FRMO CORP
-----------------------------------------------------------
(Name of Issuer)

COMMON STOCK, PAR VALUE $0.01 PER SHARE
-----------------------------------------------------------
(Title of Class of Securities)

0001042017
-----------------------------------------------------------
(CUSIP Number)

February 16, 2011
-----------------------------------------------------------
(Date of Event that Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[   ] Rule 13d-1(b)
[ X ] Rule 13d-1(c)
[   ] Rule 13d-1(d)

1       NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
LAWRENCE J. GOLDSTEIN
___________________________________________________________

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)  [ ]
(b)  [X]
___________________________________________________________

3       SEC USE ONLY
___________________________________________________________

4       CITIZENSHIP OR PLACE OF ORGANIZATION
NEW YORK (USA)
___________________________________________________________

5       SOLE VOTING POWER
NUMBER OF               2,763,355
SHARES          --------------------------------------
BENEFICIALLY    6       SHARED VOTING POWER
OWNED BY                0
EACH REPORTING  --------------------------------------
PERSON WITH     7       SOLE DISPOSITIVE POWER
			2,858,482
      --------------------------------------

FRMO CORP. SCHEDULE 13G #5
CUSIP No. 0001042017


8       SHARED DISPOSITIVE POWER
	0
_____________________________________________________________

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
	1,507,200
______________________________________________________________

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7)
EXCLUDES CERTAIN SHARES                 [X]
___________________________________________________________

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
	7.3%
___________________________________________________________

12      TYPE OF REPORTING PERSON
IN
__________________________________________________________

Filing by Lawrence J. Goldstein of this statement shall not be construed as an admission that such person is, for purposes of Section 13(d) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this statement.


1       NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Barbara J. & Lawrence J. Goldstein Do Good Foundation Inc.
13-3915414
___________________________________________________________

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)  [ ]
(b)  [X]
___________________________________________________________

3       SEC USE ONLY
___________________________________________________________

4       CITIZENSHIP OR PLACE OF ORGANIZATION
NEW YORK

5       SOLE VOTING POWER
NUMBER OF               3,000
SHARES          --------------------------------------
BENEFICIALLY    6       SHARED VOTING POWER
OWNED BY                0
EACH REPORTING  --------------------------------------
PERSON WITH     7       SOLE DISPOSITIVE POWER
			 3,000
      --------------------------------------




FRMO CORP. SCHEDULE 13G #5
CUSIP No. 0001042017




8       SHARED DISPOSITIVE POWER
	0
_____________________________________________________________

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
	3,000
______________________________________________________________

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7)
EXCLUDES CERTAIN SHARES                 [X]
___________________________________________________________

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
	0.01%
___________________________________________________________

12      TYPE OF REPORTING PERSON
	OO________________________________________

Filing by the Barbara J. & Lawrence J. Goldstein Do Good Foundation, Inc. of this statement shall not be construed as an admission that such person is, for purposes of Section 13(d) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this statement.

___________________________________________________________
1       NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
La'Dadande Limited Partnership
27-1810605
________________________________________________________

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)  [ ]
(b)  [X]
___________________________________________________________

3       SEC USE ONLY
___________________________________________________________


4       CITIZENSHIP OR PLACE OF ORGANIZATION
	NEW YORK
___________________________________________________________

5       SOLE VOTING POWER
NUMBER OF               518,586
SHARES          --------------------------------------
BENEFICIALLY    6       SHARED VOTING POWER
OWNED BY                0
EACH REPORTING  --------------------------------------
PERSON WITH     7       SOLE DISPOSITIVE POWER
			 518,586
      --------------------------------------


FRMO CORP. SCHEDULE 13G #5
CUSIP No. 0001042017



8       SHARED DISPOSITIVE POWER
	0
_____________________________________________________________

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
	518,586
______________________________________________________________

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7)
EXCLUDES CERTAIN SHARES                 [X]
___________________________________________________________

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
	1.32%
___________________________________________________________

12      TYPE OF REPORTING PERSON
	 PN

Filing by La'Dadande Limited Partnership of this statement shall not be construed as an admission that such entity is, for purposes of Section 13(G) of the Securities Exchange Act of 1934, the beneficial owner of any other securities covered by this statement.


1       NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
La'Dadande Corp.
27-1582109
_______________________________________________________

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)  [ ]
(b)  [X]
___________________________________________________________

3       SEC USE ONLY
___________________________________________________________


4       CITIZENSHIP OR PLACE OF ORGANIZATION
	NEW YORK
___________________________________________________________

5       SOLE VOTING POWER
NUMBER OF               518,586
SHARES          --------------------------------------
BENEFICIALLY    6       SHARED VOTING POWER
OWNED BY                0
EACH REPORTING  --------------------------------------
PERSON WITH     7       SOLE DISPOSITIVE POWER
			 518,586
      --------------------------------------


FRMO CORP. SCHEDULE 13G #5
CUSIP No. 0001042017





8       SHARED DISPOSITIVE POWER
	0
_____________________________________________________________

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
	518,586
______________________________________________________________

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7)
EXCLUDES CERTAIN SHARES                 [X]
___________________________________________________________

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
	1.32%
___________________________________________________________

12      TYPE OF REPORTING PERSON
	 CO

Filing by La'Dadande Corp. of this statement
shall not be construed as an admission that such entity
is, for purposes of Section 13(G) of the Securities Exchange Act of 1934, the beneficial owner of any other securities covered by this statement.
___________________________________________________________

1       NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
SANTA MONICA PARTNERS, L.P.
13-3100474
_______________________________________________________

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)  [ ]
(b)  [X]
___________________________________________________________

3       SEC USE ONLY
___________________________________________________________


4       CITIZENSHIP OR PLACE OF ORGANIZATION
	NEW YORK
___________________________________________________________

5       SOLE VOTING POWER
NUMBER OF               705,860
SHARES          --------------------------------------
BENEFICIALLY    6       SHARED VOTING POWER
OWNED BY                0
EACH REPORTING  --------------------------------------
PERSON WITH     7       SOLE DISPOSITIVE POWER
			 705,860
      --------------------------------------


FRMO CORP. SCHEDULE 13G #5
CUSIP No. 0001042017



8       SHARED DISPOSITIVE POWER
	0
_____________________________________________________________

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
	705,860
______________________________________________________________

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7)
EXCLUDES CERTAIN SHARES                 [X]
___________________________________________________________

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
	1.8%
___________________________________________________________

12      TYPE OF REPORTING PERSON
	 PN

Filing by Santa Monica Partners, L.P. of this statement shall not be construed as an admission that such entity is, for purposes of Section 13(G) of the Securities Exchange Act of 1934, the beneficial owner of any other securities covered by this statement.

1       NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
SMP ASSET MANAGEMENT, LLC
42-1582561
___________________________________________________________

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)  [ ]
(b)  [X]
___________________________________________________________

FRMO CORP. SCHEDULE 13G #5
CUSIP No. 0001042017

3       SEC USE ONLY
___________________________________________________________

4       CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE
___________________________________________________________

5       SOLE VOTING POWER
NUMBER OF               705,860
SHARES          --------------------------------------
BENEFICIALLY    6       SHARED VOTING POWER
OWNED BY                0
EACH REPORTING  --------------------------------------
PERSON WITH     7       SOLE DISPOSITIVE POWER
			 705,860
      --------------------------------------
FRMO CORP. SCHEDULE 13G #5
CUSIP No. 0001042017






8       SHARED DISPOSITIVE POWER
	 0
_____________________________________________________________

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
	705,860
______________________________________________________________

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7)
EXCLUDES CERTAIN SHARES                 [X]
___________________________________________________________

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
	1.8%
___________________________________________________________

12      TYPE OF REPORTING PERSON
	OO (LLC)
___________________________________________________________

Filing by SMP Asset Management, LLC of this statement shall
not be construed as an admission that such entity is, for
purposes of Section 13(d) of the Securities Exchange Act of 1934,
the beneficial owner of any other securities covered by this statement.
__________________________________________________________

1       NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
SANTA MONICA PARTNERS II, L.P.
48-1289758
_______________________________________________________

FRMO CORP. SCHEDULE 13G #5
CUSIP No. 0001042017

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)  [ ]
(b)  [X]
___________________________________________________________

3       SEC USE ONLY
___________________________________________________________

4       CITIZENSHIP OR PLACE OF ORGANIZATION
NEW YORK
___________________________________________________________

5       SOLE VOTING POWER
NUMBER OF               28,709
SHARES          --------------------------------------
BENEFICIALLY    6       SHARED VOTING POWER
OWNED BY                0
EACH REPORTING  --------------------------------------
PERSON WITH     7       SOLE DISPOSITIVE POWER
28,709
      --------------------------------------
FRMO CORP. SCHEDULE 13G #5
CUSIP No. 0001042017


8       SHARED DISPOSITIVE POWER
	0
_____________________________________________________________

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
	28,709
______________________________________________________________

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7)
EXCLUDES CERTAIN SHARES                 [X]
___________________________________________________________

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
	0.07%
___________________________________________________________

12      TYPE OF REPORTING PERSON
PN

Filing by Santa Monica Partners II, L.P. of this statement shall not be construed as an admission that such entity is, for purposes of Section 13(G) of the Securities Exchange Act of 1934, the beneficial owner of any other securities covered by this statement.
___________________________________________________________


1       NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
SANTA MONICA PARTNERS ASSET MANAGEMENT, L.P.
42-1582565

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)  [ ]
(b)  [X]
___________________________________________________________

3       SEC USE ONLY
___________________________________________________________

4       CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE
___________________________________________________________

5       SOLE VOTING POWER
NUMBER OF               28,709
SHARES          --------------------------------------
BENEFICIALLY    6       SHARED VOTING POWER
OWNED BY                0
EACH REPORTING  --------------------------------------
PERSON WITH     7       SOLE DISPOSITIVE POWER
			 28,709
      --------------------------------------
8       SHARED DISPOSITIVE POWER
	0
_____________________________________________________________


FRMO CORP. SCHEDULE 13G #5
CUSIP No. 0001042017



9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
			28,709
______________________________________________________________

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7)
EXCLUDES CERTAIN SHARES                 [X]
___________________________________________________________

12      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
	0.07%
___________________________________________________________

13      TYPE OF REPORTING PERSON
PN

Filing by Santa Monica Partners Asset Management, LLC of this
Statement shall not be construed as an admission that such entity is, for purposes of Section 13(G) of the Securities Exchange
Act of 1934, the beneficial owner of any other securities covered by this statement.

1       NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Humonica ASSET MANAGEMENT, LLC
27-0320715
___________________________________________________________

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)  [ ]
(b)  [X]
___________________________________________________________

FRMO CORP. SCHEDULE 13G #5
CUSIP No. 0001042017

3       SEC USE ONLY
___________________________________________________________

4       CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE
___________________________________________________________

5       SOLE VOTING POWER
NUMBER OF               95,127
SHARES          --------------------------------------
BENEFICIALLY    6       SHARED VOTING POWER
OWNED BY                0
EACH REPORTING  --------------------------------------
PERSON WITH     7       SOLE DISPOSITIVE POWER
			95,217
      --------------------------------------
FRMO CORP. SCHEDULE 13G #5
CUSIP No. 0001042017





8       SHARED DISPOSITIVE POWER
	 0
_____________________________________________________________

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
	95,127
______________________________________________________________

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7)
EXCLUDES CERTAIN SHARES                 [X]
___________________________________________________________

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
	0.3%
___________________________________________________________

12      TYPE OF REPORTING PERSON
	OO (LLC)
___________________________________________________________

Filing by SMP Asset Management, LLC of this statement shall not be construed as an admission that such entity is, for purposes of Section 13(d) of the Securities Exchange Act of 1934, the beneficial owner of any other securities covered by this statement.

Item 1.

(a) FRMO CORP.

(b) 320 Manville Road, Pleasantville, New York 10570

Item 2. Identity and Background.

(a) This Statement is being filed by Lawrence J. Goldstein, an individual investor. Mr. Goldstein is the President of Santa Monica Partners, L.P., a New York limited partnership ("Santa Monica Partners"), and Santa Monica Partners II, L.P., a Delaware limited partnership ("Santa Monica Partners II"). He is also the sole managing member of SMP Asset Management, a Delaware limited liability company and the general partner of Santa Monica Partners ("SMP Asset Management") and the sole managing member of Santa Monica Partners Asset Management, a Delaware limited liability company and the general partner of Santa Monica Partners II ("Santa Monica Partners Asset Management"). Lastly, Mr. Goldstein is Chairman of the Barbara J. and Lawrence J. Goldstein
Do Good Foundation, Inc. ("Do Good Foundation"), limited partner of La'Dadande Limited Partnership, a Delaware limited partnership ("La'Dadande LP"), sole managing member of La'Dadande Corp., a New York corporation and the general parnter of La'Dadande limited partnership ("La'Dadande Corp.") and a principal of Humonica Asset Mangement, LLC, a Delaware limited liability company and a registered investment advisor ("Humonica").

(b) The principal business address of Mr. Goldstein, Santa Monica Partners, SMP Asset Management, Santa Monica Partners II, Santa Monica Partners Asset Management, the Barbara J. and Lawrence J. Goldstein
Do Good Foundation, La'Dadande Limited Partnership, La'Dadande Corp. and Humonica Asset Management (collectively, the "Reporting Persons") is 1865 Palmer Avenue, Larchmont, New York 10538.

(c) Lawrence J. Goldstein, New York USA, Santa Monica Partners, a
New York limited partnership, SMP Asset Management LLC, a Delaware limited liability company, Santa Monica Partners II, a Delaware limited partnership, Santa Monica Partners Opportunity fund, a Delaware limited partnership, Santa Monica Partners Asset Management LLC, a Delaware limited liability company, La'Dadande Limited Partnership, a Delaware limited partnership, La'Dadande Corp., a New York corporation and Humonica Assset Management LLC, a Delaware limited liability company.



FRMO CORP. SCHEDULE 13G #5
CUSIP No. 0001042017



(d) Title of Class of Securities: Common Stock

(e) CUSIP: 0001042017

Item 3.
N/A

Item 4. Ownership

Lawrence J. Goldstein
(a) Amount beneficially owned: 1,507,200
(b) Percent of class: 3.85%
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote: 2,763,355
(ii) Shared power to vote or to direct the vote: 0
(iii) Sole power to dispose or to direct the disposition of: 2,858,482
(iv) Shared power to dispose or to direct the disposition of: 0

Barbara J. & Lawrence J. Goldstein Do Good
Foundation, Inc.
(a) Amount beneficially owned: 3,000
(b) Percent of class: 0.01%
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote: 3,000
(ii) Shared power to vote or to direct the vote: 0
(iii) Sole power to dispose or to direct the disposition of: 3,000
(iv) Shared power to dispose or to direct the disposition of: 0

La'Dadande Limited Partnership
(a) Amount beneficially owned:
    518,586
(b) Percent of class: 1.32%
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote: 518,586
(ii) Shared power to vote or to direct the vote: 0
(iii) Sole power to dispose or to direct the disposition of: 518,586
(iv) Shared power to dispose or to direct the disposition of: 0

La'Dadande Corp.
(a) Amount beneficially owned:
    518,586
(b) Percent of class: 1.32%
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote: 518,586
(ii) Shared power to vote or to direct the vote: 0
(iii) Sole power to dispose or to direct the disposition of: 518,586
(iv) Shared power to dispose or to direct the disposition of: 0


Santa Monica Partners, L.P.
(a) Amount beneficially owned: 705,860
(b) Percent of class: 1.8%
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:
     705,860
(ii) Shared power to vote or to direct the vote: 0
(iii) Sole power to dispose or to direct the disposition of: 705,860
(iv) Shared power to dispose or to direct the disposition of: 0

SMP Asset Management, LLC
(a) Amount beneficially owned: 705,860
(b) Percent of class: 1.8%
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:
      705,860
(ii) Shared power to vote or to direct the vote: 0
(iii) Sole power to dispose or to direct the disposition of: 705,860
(iv) Shared power to dispose or to direct the disposition of: 0

Humonica Asset Management, LLC
(a) Amount beneficially owned:95,137
(b) Percent of class: 0.24%
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote: 95,137
(ii) Shared power to vote or to direct the vote: 0
(iii) Sole power to dispose or to direct the disposition of: 95,317
(iv) Shared power to dispose or to direct the disposition of: 0

FRMO CORP. SCHEDULE 13G #5
CUSIP No. 0001042017




Santa Monica Partners II, L.P.
(a) Amount beneficially owned: 28,709
(b) Percent of class: 0.07%
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:
      28,709
(ii) Shared power to vote or to direct the vote: 0
(iii) Sole power to dispose or to direct the disposition of: 28,709
(iv) Shared power to dispose or to direct the disposition of: 0


Santa Monica Partners Asset Management, LLC
(a) Amount beneficially owned: 28,709
(b) Percent of class: 0.07%
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:
     28,709
(ii) Shared power to vote or to direct the vote: 0
(iii) Sole power to dispose or to direct the disposition of: 28,709
(iv) Shared power to dispose or to direct the disposition of: 0

Item 5.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following |_|

Item 6.

Not applicable

Item 7.

Not applicable

Item 8.

Not applicable

Item 9.

Not applicable

Item 10.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

FRMO CORP. SCHEDULE 13G #5
CUSIP No. 0001042017



SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 16, 2011

/s/LAWRENCE J. GOLDSTEIN
--------------------------------------
Lawrence J. Goldstein

February 16, 2011
BARBARA J. & LAWRENCE J. GOLDSTEIN
DO GOOD FOUNDATION, INC.

/s/LAWRENCE J. GOLDSTEIN
--------------------------------------
Lawrence J. Goldstein

February 16, 2011
La'Dadande Limited Partnership

/s/LAWRENCE J. GOLDSTEIN
--------------------------------------
Lawrence J. Goldstein

February 16, 2011
La'Dadande Corp.

/s/LAWRENCE J. GOLDSTEIN
--------------------------------------
Lawrence J. Goldstein, President

February 16, 2011
SANTA MONICA PARTNERS, L.P.
By: SMP ASSET MANAGEMENT LLC

By: /s/LAWRENCE J.GOLDSTEIN
----------------------------------------
Lawrence J. Goldstein, President

February 16, 2011
SMP ASSET MANAGEMENT, LLC

By: /s/LAWRENCE J. GOLDSTEIN
----------------------------------------
Lawrence J. Goldstein, President

February 16, 2011
SANTA MONICA PARTNERS II, L.P.
By: SANTA MONICA PARTNERS ASSET MANAGEMENT LLC

By: /s/LAWRENCE J.GOLDSTEIN
----------------------------------------
Lawrence J. Goldstein, President

February 16, 2011
SANTA MONICA PARTNERS ASSET MANAGEMENT, LLC

By: /s/LAWRENCE J. GOLDSTEIN
----------------------------------------
Lawrence J. Goldstein, President

February 16, 2011
Humonica ASSET MANAGEMENT, LLC

By: /s/LAWRENCE J. GOLDSTEIN
----------------------------------------
Lawrence J. Goldstein, Principal




FRMO CORP. SCHEDULE 13G #5
CUSIP No. 0001042017